ATTORNEY WORK PRODUCT
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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Vectrus, Inc.

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SUPPLEMENT TO THE PROXY STATEMENT FOR

THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 15, 2022

These additional definitive materials are being filed to update and supplement the proxy statement (the “proxy statement”) filed by Vectrus, Inc. (“Vectrus”) with the Securities and Exchange Commission (the “SEC”) as a definitive proxy statement on Schedule 14A, File No. 001-36341, on May 9, 2021 and mailed by Vectrus to its shareholders commencing on May 9, 2022. The information contained on this Schedule 14A is incorporated by reference into the proxy statement. Terms used in these additional definitive materials, but not otherwise defined, shall have the meanings ascribed to such terms in the proxy statement.

The supplemental information contained in these additional definitive materials should be read in conjunction with the proxy statement, which should be read in its entirety, including the cautionary notes regarding the risks and limitations associated with relying on prospective financial information. The inclusion of certain prospective financial information in the supplemental disclosures should not be regarded as an indication that Vectrus, its respective officers, directors, affiliates, advisors, or other representatives, or any other recipient of this information, considered, or now considers, such information to be material or to be reliably predictive of future events, and the prospective financial information should not be relied upon as such. To the extent that information in these additional definitive materials differs from or updates information contained in the proxy statement, the information in these additional definitive materials shall supersede or supplement the information in the proxy statement. Paragraph and page references used herein refer to the proxy statement before any additions or deletions resulting from the supplemental disclosures. Unless stated otherwise, new or revised text within restated paragraphs from the proxy statement is highlighted with bold, underlined text and deleted text within restated paragraphs from the proxy statement is highlighted with ~~strikethrough text~~, in each case to highlight the supplemental information being disclosed. The information contained in this supplement speaks only as of June 5, 2022, unless the information specifically indicates that another date applies.

If you have not already submitted a proxy for use at the Vectrus special meeting since the distribution of the proxy statement, you are urged to do so promptly. These additional definitive materials do not affect the validity of any proxy card or voting instructions that Vectrus shareholders may have previously received or delivered following the distribution of the proxy statement. No action is required by any Vectrus shareholder who has previously delivered a proxy or voting instructions following the distribution of the proxy statement and who does not wish to revoke or change that proxy or voting instructions.

As previously disclosed, on March 7, 2022, Vectrus entered into an Agreement and Plan of Merger (the “merger agreement”) by and among Vectrus, Vertex Aerospace Services Holding Corp. (“Vertex”), Andor Merger Sub LLC (“Merger Sub LLC”) and Andor Merger Sub Inc. (“Merger Sub Inc.”), pursuant to which, on the terms and subject to the conditions thereof, Merger Sub Inc. will merge with and into Vertex (the “first merger”), and immediately thereafter, Vertex, as the surviving company of the first merger, will merge with and into Merger Sub LLC (the “second merger” and together with the first merger, the “mergers”), with Merger Sub LLC surviving the second merger as a direct, wholly owned subsidiary of Vectrus (the “transaction”).

As of June 5, 2022, one (1) complaint was filed in the United States District Court for the Eastern District of New York and two (2) complaints were filed in the United States District Court for the District of Colorado against Vectrus and its directors: Coffman v. Vectrus, Inc. et al., Case No. 1:22-cv-03098 (E.D.N.Y.) (the “Coffman Action”); Bertoldo v. Vectrus, Inc. et al., Case No. 1:22-cv-01399 (D. Colo.) (the “Bertoldo Action”); Harper v. Vectrus, Inc. et al., Case No. 1:22-cv-01146 (D. Colo.) (the “Harper Action” and together with the Bertoldo Action and the Coffman Action, the “Shareholder Litigation”). The complaints each allege that the proxy statement issued in connection with the proposed Transaction omitted material information which rendered the proxy statement incomplete and misleading. Specifically, the complaints allege that the proxy statement failed to disclose, among other things, material information regarding Vectrus’s financial projections, Goldman Sachs & Co LLC’s (“Goldman Sachs”) financial analyses and the existence of any discussions regarding post-Transaction employment and compensation of the officers and directors of the combined company. The Harper Action also alleges that the proposed Transaction is unfair because the sales process was insufficient and was intended to benefit the Board and management to the detriment of Vectrus shareholders. Vectrus believes the Actions are without merit.

       Vectrus has also received six demand letters from purported shareholders of Vectrus alleging similar insufficiencies in the disclosures in the proxy statement (such letters, the “Demand Letters” and, together with the Shareholder Litigation, the “Litigation Matters”).

While Vectrus believes that the disclosures set forth in the proxy statement comply fully with applicable law and that no supplemental disclosures are required under applicable law, to moot plaintiffs’ disclosure claims and to avoid nuisance, potential expense and delay, Vectrus has determined to voluntarily supplement the proxy statement with the below disclosures.

Nothing in the below supplemental disclosure shall be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosure set forth herein or in the proxy statement. To the contrary, Vectrus denies all allegations in the Litigation Matters that any additional disclosure was or is required. These supplemental disclosures do not affect the merger consideration to be paid to Vertex’s shareholders in connection with the mergers or the timing of the special meeting. The Board continues to recommend that you vote “FOR” the proposals being considered at the special meeting.

The Section of the proxy statement entitled “The Mergers– Background of the Mergers” is amended and supplemented by:

1. Adding the following new language to the fifth full paragraph on page 62:

On December 6, 2021, Vertex’s acquisition of the TTS Business was consummated. Later that day and following a meeting of American Industrial Partners’ investment committee, Vertex, on behalf of AIP Fund VI, delivered to Vectrus a non-binding proposal, which provided, among other things, that: (i) Vectrus and Vertex would merge in a fixed exchange ratio, stock-for-stock transaction pursuant to which Vectrus would survive the transaction and remain a publicly-traded company, (ii) following closing of the proposed transaction, former Vertex stockholders, including the Vertex Holdco Parties, would own 65% of the outstanding capital stock of the combined company, with Vectrus shareholders owning the remaining 35%, (iii) Vectrus’ existing debt would be repaid concurrently with closing of the proposed transaction from an upsizing of Vertex’s existing debt facility (which Vertex indicated would not result in a change of control under its loan documents) and/or cash on hand (with any upsizing committed at signing), (iv) the board of the combined company would be composed of eleven directors, of whom five would be nominated at closing by the Vertex Holdco Parties and five would be continuing Vectrus directors, with Mr. Prow continuing as the eleventh director, (v) a continuing Vectrus director would serve as the Chairperson of the board of directors of the combined company, (vi) Mr. Prow would serve as the Chief Executive Officer of the combined company and the parties would otherwise work together to determine the appropriate management team of the combined company, (vii) the Vertex Holdco Parties would have the ability to nominate five directors to the board of the combined company and a representative on each committee thereof, in each case so long as former Vertex stockholders beneficially own at least 25% of the issued and outstanding capital stock of the combined company, (viii) the Vertex Holdco Parties would have certain consent rights, including with respect to any bankruptcy, non-pro rata reduction in capital stock, amendments to the charter or bylaws, special dividends, material capital expenditures, the hiring and firing of the Chief Executive Officer and any material business combination, spin off or sale of material assets of the combined company, in each case so long as former Vertex stockholders beneficially own at least 25% of the issued and outstanding capital stock of the combined company, (ix) the Vertex Holdco Parties would have certain information and access rights so long as former Vertex stockholders beneficially own at least 25% of the issued and outstanding capital stock of the combined company, (x) the shares issued to Vertex stockholders would be registered at closing and be subject to a six-month lock-up, (xi) former Vertex stockholders would receive demand and piggyback registration rights, (xii) the issuance of Vectrus shares to Vertex stockholders would be exempted from applicable Indiana anti-takeover laws and (xiii) AIP, LLC and its representatives would not receive management fees from the combined company but would be reimbursed for reasonable and documented out- of-pocket expenses and provided customary indemnification in connection with AIP, LLC’s services to the combined company. AIP Fund VI’s proposal expressly provided that each party’s obligation to consummate the potential transaction would be conditioned on customary closing conditions, including, among other things, (a) receipt of required regulatory approvals, (b) the absence of any material adverse change to the other party’s business and (c) the appropriate approval of the potential transaction by Vectrus’ shareholders. AIP Fund VI's proposal did not identify the five current Vectrus board members who would continue to serve on the board of the combined company, nor did it address the terms of Mr. Prow's employment with the combined company.

2. Adding the following new language to the fourth paragraph on page 66:

Later on February 7, 2022, Mr. Prow, as directed by the Board on behalf of Vectrus, delivered to AIP Fund VI a non-binding proposal providing, among other things, that (i) the ownership of the combined company would be 59% for Vertex stockholders, with the remaining 41% of the outstanding capital stock of the combined company for Vectrus shareholders, (ii) the Vertex Holdco Parties’ board nomination rights would fall away commensurate with a decrease in its ownership, reducing the rights of nomination to one director unless and until former Vertex stockholders’ beneficial ownership falls below 25% of the issued and outstanding capital stock of the combined company, (iii) Ms. Lynch would continue as Chief Financial Officer of the combined company, (iv) continuing Vectrus directors would chair each committee of the board of the combined company, subject to compliance with applicable independence requirements of the NYSE, (v) the Vertex Holdco Parties would have limited approval rights, in their capacity as shareholders, with respect to amendments to the charter or bylaws of the combined company that would eliminate, render moot or adversely modify the board nomination rights granted to the Vertex Holdco Parties in connection with the transaction, and otherwise, for the Vertex Holdco Parties to have no specific approval rights, (vi) the Vertex Holdco Parties would be subject to a post-closing standstill agreement and a restriction on acquiring or transferring blocks of shares without the approval of a majority of the non-Vertex Holdco Party directors for so long as former Vertex stockholders hold a to-be-agreed threshold of the issued and outstanding capital stock of the combined company and (vii) the issuance of Vectrus common stock to Vertex stockholders would be exempt from Indiana anti-takeover laws, but that the combined company would not amend its organizational documents to generally opt out of Indiana anti-takeover laws. Further, the non-binding proposal indicated that Vectrus stands ready to work expeditiously towards completing remaining due diligence, the merger agreement and ancillary agreements to be in a position to potentially announce a transaction on or around the time Vectrus announces fourth quarter earnings in March 2022. Vectrus' proposal did not identify the five current Vectrus board members who would continue to serve on the board of the combined company, nor did it address the terms of Mr. Prow's or Ms. Lynch's employment with the combined company.

3. Adding the following new language to the fifth full paragraph on page 68:

On February 28, 2022, Messrs. Cusumano, Rotroff, Snyder, Jeremy Nance (Executive Vice President and General Counsel at Vertex), Prow and Smith, and Ms. Deagle held an in-person meeting at Skadden’s offices in New York City, at which representatives of Skadden and Jones Day were present, to discuss open points in the merger agreement and shareholders agreement. Ms. Lynch and Mr. Kevin T. Boyle (Chief Legal Officer, General Counsel and Corporate Secretary at Vectrus) were also present telephonically. During the meeting, the attendees discussed, among other things, (i) the amount and triggers of the termination fee payable by Vectrus in certain circumstances, (ii) the thresholds for and exceptions to the interim operating covenants to which Vectrus and Vertex would be subject in the period between signing and closing of the transaction, (iii) the parameters of the Vertex Holdco Parties’ post-closing board nomination rights, (iv) Vertex stockholders’ obligation to support continuing Vectrus directors in the classes subject to election at the 2022 and 2023 annual meetings of Vectrus shareholders, (v) the approval rights proposed by AIP Fund VI in the draft shareholders agreement, (vi) the restrictions on the former Vertex stockholders’ transfer of combined company shares following the lock-up period and (vii) the cancellation and conversion of Vertex options into Vectrus RSUs at the closing of the transaction. The parties did not discuss the five current Vectrus board members who would continue to serve on the board of directors of the combined company, which current Vectrus board members would chair committees of the board of directors of the combined company, or the terms of employment with the combined company of Mr. Prow or Ms. Lynch.

4. Adding the following new paragraph following the second full paragraph on page 70:

On March 5, 2022, all members of the Board (other than Ms. Howell, who informed the Board in advance that she would be unable to attend but requested that she be updated shortly following the conclusion of the meeting) held a telephonic meeting at which certain members of Vectrus senior management and representatives of Skadden and Goldman Sachs were present. At the request of the Board, representatives of Skadden began the meeting by reviewing with the Board the nature and scope of its duties under applicable law and related considerations in the context of evaluating the transaction. At the conclusion of this discussion, representatives of Goldman Sachs joined the meeting. Thereafter, representatives of Skadden summarized the key terms of the merger agreement and the other proposed transaction documents, and Mr. Prow and representatives of Skadden led the Board through the limited number of unresolved issues, including the proposal to opt out of Indiana’s business combinations statute. The Board advised Skadden and the Vectrus management team on the acceptable parameters within which they would be authorized to resolve the points discussed and that, if they were unable to complete the transaction documents within such parameters, they should consult with the Board. Goldman Sachs then reviewed its financial analysis with the Board and rendered an oral opinion, confirmed by delivery of a written opinion dated March 7, 2022. The opinion provided that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Vectrus. Following such discussion and deliberation by the Board, including with respect to the benefits and risks of the proposed transaction, as well as the competitive landscape of the government services industry, as summarized in the section of this proxy statement entitled “— Recommendation of the Board; The Board’s Reasons for the Mergers”, subject to final negotiation and resolution of the open issues that the Board provided parameters to management and its advisors on, the Board members present at the meeting unanimously determined that the merger agreement and the transactions contemplated thereby were advisable and in the best interests of Vectrus and its shareholders, and authorized, approved and declared advisable the merger agreement, the mergers and the other transactions contemplated thereby, and resolved to submit the share issuance and the charter amendment to Vectrus’ shareholders and recommend that the Vectrus shareholders approve the share issuance and charter amendment. Following conclusion\ of the meeting, Mr. Boyle updated Ms. Howell on the discussion and results of the meeting. Mr. Prow communicated with Ms. Howell to confirm that she had received a comprehensive update and that any questions had been addressed to her satisfaction, and Ms. Howell provided her approval of the transaction in accordance with the resolutions of the remaining Board members present at the meeting.

Prior to finalizing the transaction documents, there were no discussions between the parties or amongst the Board and Vectrus management regarding the five current Vectrus board members who would continue to serve on the board of directors of the combined company, which current Vectrus board members would chair committees of the board of directors of the combined company, the terms of employment with the combined company of Mr. Prow or Ms. Lynch or the other individuals who would continue in management roles with the combined company. In anticipation of entering into the merger agreement, however, certain members of Vectrus' senior management team, including Charles Prow, Chief Executive Officer, Susan Lynch, Chief Financial Officer, Susan Deagle, Chief Growth Officer, Cori Minton-Package, Senior Vice President, Operational Technology and Enterprise, Mike Smith Vice President, Treasury, Investor Relations and Corporate Development and Kevin Boyle, Chief Legal Officer, General Counsel and Corporate Secretary, acknowledged and agreed in writing that any relocation of their respective work locations by Vectrus from its current location to Vectrus’s new headquarters, to be located in Northern Virginia, at any time prior to July 1, 2023 would not give rise to “Good Reason” under any plans, programs or arrangements of Vectrus or any agreements by and between any such employee and Vectrus.

The Section of the proxy statement entitled “The Mergers– Opinion of Vectrus’ Financial Advisor” is amended and supplemented by:

1. Amending the second and third paragraphs in the subsection entitled “Illustrative Discounted Cash Flow Analysis – Vectrus Standalone” on page 77 as follows:

Using discount rates ranging from 7.5% to 8.5%, reflecting estimates of Vectrus’ weighted average cost of capital, on a standalone basis, and a mid-year convention, Goldman Sachs derived a range of illustrative enterprise values for Vectrus, by discounting to present value as of December 31, 2021 (i) estimates of the unlevered free cash flows to be generated by Vectrus on a standalone basis for the period from January 1, 2022 to December 31, 2026, as reflected in the Vectrus standalone financial forecasts, and (ii) a range of illustrative terminal values for Vectrus on a standalone basis as of December 31, 2021, calculated by applying a range of terminal year multiples of 7.5x to 9.5x to Vectrus’ estimated terminal year earnings before interest, taxes, depreciation and amortization (“EBITDA”) as reflected in the Vectrus standalone financial forecasts (which analysis implied perpetuity growth rates ranging from (1.1)% to 1.6%). Based on Goldman Sachs’ professional judgment and experience, Goldman Sachs derived such discount rates by application of the capital asset pricing model~~, which~~. The capital asset pricing model requires certain company-specific inputs, including the Vectrus’ target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for Vectrus as well as certain financial metrics for the U.S. financial markets generally. The range of terminal year multiples of enterprise value to EBITDA was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Vectrus standalone financial forecasts and historical multiples for Vectrus.

Goldman Sachs derived ranges of illustrative enterprise values for Vectrus on a standalone basis by adding the ranges of present values it derived as described above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived Vectrus’ net debt of $67 million as of December 31, 2021, as provided by Vectrus management, to derive a range of illustrative equity values for Vectrus on a standalone basis. Goldman Sachs then divided the range of illustrative equity values by the implied total number of fully diluted shares of Vectrus common stock of 12 million, as provided by Vectrus management, to derive a range of illustrative present values per share of Vectrus common stock on a standalone basis of $82 to $104 (rounded to the nearest $1.00).

2. Amending the second and third paragraphs in the subsection entitled “Illustrative Discounted Cash Flow Analysis – Vectrus Pro Forma” on pages 77 and 78 as follows:

Using discount rates ranging from 7.0% to 8.0%, reflecting estimates of Vectrus’ weighted average cost of capital on a pro forma basis, Goldman Sachs discounted to present value as of December 31, 2021 (i) estimates of the unlevered free cash flows to be generated by Vectrus on a pro forma basis for the period from January 1, 2022 to December 31, 2026, as reflected in the pro forma combined company financial forecasts, and (ii) a range of illustrative terminal values for Vectrus on a pro forma basis as of December 31, 2021, calculated by applying a range of terminal year multiples of 8.5x to 10.5x to Vectrus’ estimated terminal year EBITDA as reflected in the pro forma combined company financial forecasts (which analysis implied perpetuity growth rates ranging from (1.1)% to 1.3%). Based on Goldman Sachs’ professional judgment and experience, Goldman Sachs derived such discount rates by application of the capital asset pricing model~~, which~~. The capital asset pricing model requires certain company-specific inputs, including Vectrus’s target capital structure weightings on a pro forma basis, the cost of long-term debt, future applicable marginal cash tax rate and a beta for Vectrus on a pro forma basis, as well as certain financial metrics for the U.S. financial markets generally. The range of terminal year multiples of enterprise value to EBITDA was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the pro forma combined company financial forecasts and historical multiples for Vectrus and Vertex.

Goldman Sachs derived ranges of illustrative pro forma enterprise values for Vectrus by adding the ranges of present values it derived as described above and adding an estimated net present value of certain of Vertex’s future tax benefits, as calculated by Goldman Sachs using the pro forma combined company financial forecasts and a discount rate of 7.5%, which discount rate was derived by Goldman Sachs based on its professional judgment and experience, reflecting estimates of Vectrus’ weighted average cost of capital on a pro forma basis. Goldman Sachs then subtracted, from the range of illustrative pro forma enterprise values it derived for Vectrus on a pro forma basis, the pro forma net debt of Vectrus of $1.25 billion as of December 31, 2021, as provided by Vectrus management, to derive a range of illustrative pro forma equity values for Vectrus. Goldman Sachs then divided the range of illustrative pro forma equity values it derived by the pro forma number of fully diluted outstanding shares of Vectrus common stock of 32 million, as provided by Vectrus management, to derive a range of illustrative present values per share of Vectrus common stock pro forma for the mergers ranging from $86 to $113 (rounded to the nearest $1.00).

3. Amending the paragraph in the subsection entitled “Illustrative Present Value of Future Share Price Analysis – Vectrus Standalone” on page 78 as follows:

Using the Vectrus standalone financial forecasts, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Vectrus common stock on a standalone basis. For this analysis, Goldman Sachs used the Vectrus standalone financial forecasts for each of the fiscal years 2024 to 2026. Goldman Sachs first calculated the implied enterprise value of Vectrus as of December 31 for each of the fiscal years 2023 to 2025, by multiplying the one-year forward EBITDA as of such date by an illustrative range of multiples of 6.5x to 8.5x. These illustrative multiples were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and next twelve months enterprise value over EBITDA (“NTM EV/ EBITDA”) multiples for Vectrus. To derive illustrative implied equity values per share of Vectrus common stock on a standalone basis, Goldman Sachs then ~~subtracted~~ added the amount of Vectrus’ projected net ~~debt~~ cash position as of December 31, 2023, 2024, and 2025 of $38 million, $125 million and $230 million, respectively, as provided by Vectrus management, from the range of implied enterprise values. Goldman Sachs then divided these implied equity values by the number of fully diluted shares of Vectrus common stock outstanding of 12 million, as provided by Vectrus management, to determine implied equity values per share of Vectrus common stock as of December 31, 2023, 2024, and 2025. Goldman Sachs then discounted these implied equity values per share to December 31, 2021 using a discount rate of 8.75%, reflecting an estimate of Vectrus’ cost of equity. Goldman Sachs derived such discount rate by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for Vectrus, as well as certain financial metrics for the U.S. financial markets generally. These analyses resulted in a range of implied present values of $59 to $90 per share of Vectrus common stock (rounded to the nearest $1.00).

4. Amending the paragraph in the subsection entitled “Illustrative Present Value of Future Share Price Analysis – Vectrus Pro Forma” on page 78 as follows:

Using the pro forma combined company financial forecasts, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Vectrus common stock on a pro forma basis giving effect to the mergers. For this analysis, Goldman Sachs used the combined company financial forecasts for each of the fiscal years 2024 to 2026. Goldman Sachs first calculated the implied enterprise value of Vectrus pro forma for the mergers as of December 31 for each of the fiscal years 2023 to 2025, by multiplying the one-year forward EBITDA as of such date by an illustrative range of multiples of 7.5x to 9.5x. These illustrative multiples were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and NTM EV/ EBITDA multiples for Vectrus and Vertex. To derive illustrative implied equity values per share of Vectrus common stock on a pro forma basis, Goldman Sachs then subtracted the amount of Vectrus’ projected net debt on a pro forma basis as of December 31, 2023, 2024, and 2025 of $904 million, $620 million and $283 million, respectively, as provided by Vectrus management, from the range of implied enterprise values. Goldman Sachs then divided these implied equity values by the number of fully diluted shares of Vectrus outstanding of 32 million, as provided by Vectrus management, to determine implied equity values per share of Vectrus common stock on a pro forma basis as of December 31, 2023, 2024 and 2025. Goldman Sachs then discounted these implied equity values per share to December 31, 2021 using a discount rate of 8.75%, reflecting an estimate of Vectrus’ cost of equity on a pro forma basis. Goldman Sachs derived such discount rate by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for Vectrus on a pro forma basis, as well as certain financial metrics for the U.S. financial markets generally. These analyses resulted in a range of implied present values for Vectrus of $60 to $97 per share on a pro forma basis (rounded to the nearest $1.00).

The Section of the proxy statement entitled “The Mergers– Certain Unaudited Prospective Financial Information Utilized by Our Board and Financial Advisor” is amended and supplemented by:

1. The following supplemental disclosure replaces in its entirety the table titled “Vectrus Standalone Forecasted Financial Information,” the language that precedes such table on page 81 and the corresponding explanatory footnotes beginning on page 81:

The following sets forth the revenue, growth percentage, operating profit, adjusted EBITDA, margin percentage, and unlevered free cash flow reflected in the Vectrus standalone financial forecasts:

Vectrus Standalone Forecasted Financial Information

	Fiscal year ending December 31
($ in millions)	2022E	2023E	2024E	2025E	2026E
Revenue	$1,811	$2,195	$2,470	$2,670	$2,787
% Growth		21.2%	12.5%	8.1%	4.4%
Operating Profit(1)	$66	$90	$111	$130	$145
% Margin	9.2%	9.3%	9.3%	9.4%	9.4%
Adjusted EBITDA(2)	$81	$104	$125	$143	$157
% Margin	4.5%	4.8%	5.1%	5.3%	5.6%
Unlevered free cash flow(3)	$35	$53	$77	$91	$103

(1) Operating profit, a non-GAAP financial measure, refers to earnings before interest and taxes, as adjusted for one-time non-recurring items (as applicable).

(2) Adjusted EBITDA, a non-GAAP financial measure, refers to earnings before interest, taxes, depreciation and amortization, as adjusted for one-time non-recurring items (as applicable).

(3) Unlevered free cash flow, a non-GAAP financial measure, refers to Operating Income less cash taxes applicable to operating income, less capital expenditures, less changes in net working capital, less adjustments for other cash flow items. “Operating Income” is defined as EBITDA less depreciation and amortization. “Other cash flow items” includes changes in accrued and deferred taxes, changes in other assets and liabilities, and one-time non-recurring cash expenses.

2. The following supplemental disclosure replaces in its entirety the table titled “Vertex Standalone Forecasted Financial Information,” the language that precedes such table on page 82 and the corresponding explanatory footnotes on page 82:

The following sets forth the revenue, growth percentage, operating profit, adjusted EBITDA, margin percentage, and unlevered free cash flow reflected in the Vertex standalone financial forecasts:

Vertex Standalone Forecasted Financial Information

	Fiscal year ending December 31
($ in millions)	2022E	2023E	2024E	2025E	2026E
Revenue	$1,774	$2,077	$2,256	$2,334	$2,438
% Growth		17.1%	8.6%	3.4%	4.4%
Operating Profit(1)	$185	$239	$277	$304	$308
% Margin	21.4%	21.3%	22.2%	23.5%	23.1%
Adjusted EBITDA(2)	$193	$246	$285	$311	$315
% Margin	10.9%	11.8%	12.6%	13.3%	12.9%
Unlevered free cash flow(3)	$116	$159	$185	$208	$215

(1) Operating profit, a non-GAAP financial measure, refers to earnings before interest and taxes, as adjusted for one-time non-recurring items (as applicable). 2022 operating profit includes $10 million in a discount received by Vertex from Raytheon under the transition services agreement governing Raytheon’s continued provision of services to the TTS Business. Operating profit also includes synergy assumption from Vertex’s previously closed acquisition of the TTS Business. The synergies include $18 million of expected annual cost savings, partially phased in 2022 and 2023 and reaching full run-rate in 2024. Operating profit does not include one-time integration costs or costs to achieve expected synergies.

(2) Adjusted EBITDA, a non-GAAP financial measure, refers to earnings before interest, taxes, depreciation and amortization, as adjusted for one-time non-recurring items (as applicable). 2022 adjusted EBITDA includes $10 million in a discount received by Vertex from Raytheon under the transition services agreement governing Raytheon’s continued provision of services to the TTS Business. Adjusted EBITDA also includes synergy assumption from Vertex’s previously closed acquisition of the TTS Business. The synergies include $18 million of expected annual cost savings, partially phased in 2022 and 2023 and reaching full run-rate in 2024. Adjusted EBITDA does not include one-time integration costs or costs to achieve expected synergies.

(3) Unlevered free cash flow, a non-GAAP financial measure, refers to Operating Income less cash taxes applicable to Operating Income, less capital expenditures, less changes in net working capital, less adjustments for other cash flow items, less cash-equivalent interest expense from preferred equity. “Operating Income” is defined as EBITDA less depreciation and amortization. “Other cash flow items” includes one-time non-recurring cash expenses and other non-cash adjustments.

3. The following supplemental disclosure replaces in its entirety the table titled “Pro Forma Combined Company Forecasted Financial Information,” the language that precedes such table on page 82 and the corresponding explanatory footnotes beginning on page 82:

The following sets forth the revenue, growth percentage, operating profit, adjusted EBITDA, margin percentage, and unlevered free cash flow reflected in the pro forma combined company financial forecasts:

Pro Forma Combined Forecasted Financial Information

	Fiscal year ending December 31
($ in millions)	2022E	2023E	2024E	2025E	2026E
Revenue	$3,585	$4,272	$4,727	$5,004	$5,224
% Growth		19.2%	10.6%	5.9%	4.4%
Operating Profit(1)	$251	$337	$404	$449	$468
% Margin	15.2%	15.2%	15.5%	15.9%	15.8%
Adjusted EBITDA (including synergies) (2)	$273	$359	$425	$469	$488
% Margin	7.6%	8.4%	9.0%	9.4%	9.3%
Unlevered free cash flow(3)	$155	$214	$279	$320	$339
Synergies (4)	$3	$13	$20	$20	$20

(1) Operating profit, a non-GAAP financial measure, refers to earnings before interest and taxes, as adjusted for one-time non-recurring items (as applicable). 2022 operating profit includes $10 million in a discount received by Vertex from Raytheon under the transition services agreement governing Raytheon’s continued provision of services to the TTS Business. Operating profit also includes synergy assumption from Vertex’s previously closed acquisition of the TTS Business. See footnote (4) below for assumptions on cost savings from synergies.

(2) Adjusted EBITDA, a non-GAAP financial measure, refers to earnings before interest, taxes, depreciation and amortization, as adjusted for one-time non-recurring items (as applicable). 2022 adjusted EBITDA includes $10 million in a discount received by Vertex from Raytheon under the transition services agreement governing Raytheon’s continued provision of services to the TTS Business. Adjusted EBITDA also includes synergy assumption from Vertex’s previously closed acquisition of the TTS Business. See footnote (4) below for assumptions on cost savings from synergies.

(3) Unlevered free cash flow, a non-GAAP financial measure, refers to Operating Income less cash taxes applicable to Operating Income, less capital expenditures, less changes in net working capital, less adjustments for other cash flow items. “Operating Income” is defined as EBITDA (inclusive of transaction synergies) less depreciation and amortization. “Other cash flow items” includes changes in accrued and deferred taxes, changes in other assets and liabilities, one-time non-recurring cash expenses and other non-cash adjustments.

(4) Synergy assumption includes projected cost savings presented on a pre-tax basis, net of savings returned to customers as contractually required. Synergy assumption does not include cost to achieve synergies, estimated to be $20 million, which are included in “other cash flow items” as a one-time nonrecurring cash expense (see note 3 above).

—END OF SUPPLEMENT TO DEFINITIVE PROXY STATEMENT—

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in connection with the proposed Transaction. In connection with the proposed Transaction, Vectrus has filed with the SEC and mailed or otherwise provided to its shareholders a proxy statement regarding the transaction. BEFORE MAKING ANY VOTING DECISION, VECTRUS’ SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED BY VECTRUS WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. Investors and shareholders can obtain a free copy of the proxy statement and other documents containing important information about Vectrus and Vertex through the website maintained by the SEC at www.sec.gov. Vectrus makes available free of charge at www.vectrus.com (in the “Investors” section), copies of materials it files with, or furnishes to, the SEC.

Forward-Looking Statements

Certain material presented in this communication includes forward-looking statements intended to qualify for the safe harbor from liability established by the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, Vectrus may be unable to obtain shareholder approval as required for the consummation of the transaction; the transaction is subject to many closing conditions, and if these conditions are not satisfied or waived, the transaction may not be completed; combining the two companies may be more difficult, costly or time-consuming than expected and the anticipated benefits and cost savings of the transaction may not be realized; Vectrus and Vertex will be subject to certain operating restrictions until, and business uncertainties until and following, the consummation of the transaction; litigation filed against Vectrus, Vertex, Merger Sub Inc., Merger Sub LLC and/or the members of the Vectrus Board of Directors could prevent or delay the consummation of the transaction or result in the payment of damages following completion of the transaction; Vectrus may be adversely affected by other economic, business, and/or competitive factors; regulatory approval could prevent, or substantially delay, consummation of the mergers; the termination of the merger agreement could negatively impact Vectrus; the effect of the transaction on the ability of Vectrus to retain and maintain relationships with both Vectrus’s and Vertex’s customers, including the U.S. Government; other risks to the consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all; the risk that the integration of Vertex may distract management from other important matters; results from the transaction may be different than those anticipated; and statements about Vectrus’s 2022 performance outlook, five-year growth plan, revenue, DSO, contract opportunities, the impacts of COVID-19, and any discussion of future operating or financial performance.

Whenever used, words such as "may," "are considering," "will," "likely," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "could," "potential," "continue," "goal" or similar terminology are forward-looking statements. These statements are based on the beliefs and assumptions of Vectrus’ management based on information currently available to management.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of Vectrus’ management, that could cause actual results to differ materially from the results discussed in the forward-looking statements. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in Vectrus’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the U.S. Securities and Exchange Commission.

Vectrus undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.